UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 12b-25
NOTIFICATION OF LATE FILING

Commission File Number: 811-
06498

(check one):   [  ] Form 10-K and
Form 10-KSB       [  ] Form 10-Q
and Form   10-QSB
               [  ] Form 20-F       [  ]
Form 11-K       [x ] Form N-SAR

For Period Ended: April 30, 2002

[ ] Transition Report on Form 10-K
                 [ ] Transition Report on
Form 20-F

[ ]  Transition Report on Form 11-K
                 [ ] Transition Report on
Form 10-Q

[ ]  Transition Report on Form N-
SAR

For the Transition Period Ended:

 If the notification relates to a
portion of the filing checked above,
identify the item(s) to which the
notification relates:

PART I - REGISTRANT
INFORMATION

PIC Investment Trust: PIC
Balanced Fund A, PIC Growth
Fund I, PIC Growth Fund A, PIC
Small Cap Growth I, PIC Small
Company Growth A, PIC Mid Cap
Fund A, PIC Mid Cap Fund B, PIC
Growth Fund B, PIC Small
Company
Growth B, PIC Technology Fund A
Full Name of Registrant

-------------------------
Former Name if Applicable

300 North Lake Avenue
Address of Principal Executive
Office (Street and Number)

Pasadena, CA 91101
City, State and Zip Code
PART 11 - RULES 12b-25(b) and
(c)
if the subject report could not be
filed without unreasonable effort or
expense and the registrant seeks
relief pursuant to Rule 12b-25(b),
the following should be completed.
(Check box if appropriate)

[x ]  (a) The reasons described in
reasonable detail in Part III of this
form could not be eliminated
without unreasonable effort,or
expense;

[ ]  (b) The subject annual report,
semi-annual report, transition
report on Form 10-K, Form 20-F,
11-K, Form N-SAR, or portion
thereof, will be filed on or before
the fifteenth calendar day following
the prescribed due date; or the
subject quarterly report of transition
report on Form IO-Q, or portion
thereof will be filed on or before the
fifth calendar day following the
prescribed due date; and [ ]

(c) The accountant's statement or
other exhibit required by rule 12b-
25(c) has been attached if
applicable.

PART III - NARRATIVE

State below in reasonable detail
the reasons why the Form 10-K
and Form 10-KSB, 11-K, 20-F, IO-
Q and Form IO-QSB, N-SAR, or
other transition report or portion
thereof, could not be filed within
the prescribed period.

Waiting for financial information.



PART IV - OTHER INFORMATION


(1)   Name and telephone number
of person to contact in regard to
this notification

Joy Ausili                          (626) 914
- 7385
(Name)                      (Area Code)
 (Telephone Number)

(2)  Have all other periodic reports
required under    section 13 or
15(d) of the Securities Exchange
Act of 1934 or Section 30 of  the
Investment Company Act of 1940
during the preceding 12 months (or
for such shorter period that the
registrant was required to file such
reports), been filed. If answer is no,
identify report(s).

      [x ] YES     [ ] NO
(3)  Is it anticipated that any
significant change in results of
operations from the corresponding
period for the last fiscal year will be
reflected by the earnings statement
to be included in the subject report
or portion thereof?

     [ ] YES      [x ] NO

If so, attach an explanation of the
anticipated change, both
narratively, and, if appropriate,
state the reasons why a
reasonable estimate of the results
cannot be made.

PIC Investment Trust: PIC
Balanced Fund A, PIC Growth
Fund I, PIC Growth Fund A, PIC
Small Cap Growth I, PIC Small
Company Growth A, PIC Mid Cap
Fund A, PIC Mid Cap Fund B, PIC
Growth Fund B, PIC Small
Company
Growth B, PIC Technology Fund A
(Name of Registrant as Specified
in Charter)

has caused this notification to be
signed on its behalf by the
undersigned hereunto duly
authorized.


Date:     July 1, 2002
                    By:   /s/ Joy Ausili